SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549
FORM 8-K
CURRENT REPORT Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) February 17, 2005
AZTAR CORPORATION (Exact name of registrant as specified in its charter)
Delaware (State or other jurisdiction of incorporation)	1-5440 (Commission File Number)	86-0636534 (I.R.S. Employer Identification Number)
2390 East Camelback Road, Suite 400, Phoenix, Arizona (Address of principal executive offices)		85016 (Zip Code)
Registrant's telephone number, including area code (602) 381-4100
Not Applicable (Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ] [ ] [ ] [ ]

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
(17 CFR 240.14d-2(b))

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act
(17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement
(a)

At a meeting of the Compensation and Stock Option Committee of the Board of Directors of the Company, held on February 17, 2005:

Under the 2004 incentive bonus program for senior management, the Committee awarded bonuses for 2004, payable in 2005 to the following executive officers:

		Paul E. Rubeli Robert M. Haddock Nelson W. Armstrong, Jr. Neil A. Ciarfalia Joe C. Cole Meridith P. Sipek	$806,885 $538,286 $159,585 $119,735 $ 74,923 $144,735
Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers
(c)(1)

On February 17, 2005, the Board of Directors of the Company appointed Neil A. Ciarfalia to the position of Chief Financial Officer in addition to Vice President and Treasurer, effective March 1, 2005, subject to approval by gaming authorities.

(2)

Mr. Ciarfalia, 57, joined Aztar in 1995 as treasurer. Prior to joining Aztar, Mr. Ciarfalia spent 11 years with the commercial aircraft division of Saab-Scania AB. During that time, he served Saab as president of the various divisional finance companies which arranged or provided financing for the acquisitions of Saab aircraft and related products. Mr. Ciarfalia was appointed vice president of Aztar in May 2004 and continued in his position of treasurer.

(3)

The terms of Mr. Ciarfalia's employment with the Company have not been determined and, therefore, remain unchanged at this time. Mr. Ciarfalia does not have an employment agreement. The Compensation and Stock Option Committee of the Board of Directors will engage an outside compensation consultant to perform a compensation study prior to determining Mr. Ciarfalia's compensation package.

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SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
AZTAR CORPORATION
By:	N.W. ARMSTRONG, JR. Nelson W. Armstrong, Jr. Vice President, Administration and Secretary
Date: February 23, 2005

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